UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
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DSW Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DSW INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
JUNE 14, 2006
AND
PROXY STATEMENT
IMPORTANT
Please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DSW INC.
4150 East Fifth Avenue
Columbus, Ohio 43219
(614) 237-7100
May 15, 2006
To Our Shareholders:
The 2006 Annual Meeting of Shareholders of DSW Inc. will be held at the Pierre Hotel, 2 East 61st Street, New York, New York, on Wednesday, June 14, 2006, at 11:00 a.m., Eastern Daylight Savings Time, for the following purposes:
1.	To elect four Class I directors, each to serve until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Only the holders of record of Class A and Class B Common Shares at the close of business on April 28, 2006, our record date, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each share of Class A common stock held as of the record date, and eight votes for each share of Class B common stock held as of the record date.
By Order of the Board of Directors,
/s/William L. Jordan
William L. Jordan
Secretary
YOUR VOTE IS IMPORTANT
You are urged to date, sign and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Voting your shares by the enclosed proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DSW INC.
4150 East Fifth Avenue
Columbus, Ohio 43219
(614) 237-7100
PROXY STATEMENT
The enclosed proxy is being solicited on behalf of our Board of Directors for use at our 2006 Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Savings Time, on Wednesday, June 14, 2006, and any postponements or adjournments thereof (the “Annual Meeting”). This proxy statement, including the Notice of Meeting and our Annual Report on Form 10-K for the fiscal year ended January 28, 2006 (“fiscal 2005”) was first mailed to shareholders on May 15, 2006.
We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on April 28, 2006, our record date, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding shares Class A Common Shares entitled to vote at the meeting is 16,181,075 and the total number of Class B Common Shares entitled to vote at the meeting is 27,702,667. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.
Prior to the completion of our initial public offering in July 2005, we were operated as a direct wholly-owned subsidiary of Retail Ventures. As of May 1, 2006, Retail Ventures owned 27,702,667 of our Class B Common Shares, or in excess of 63.1% of our total outstanding shares and 93.2% of the combined voting power of our outstanding Common Shares. Retail Ventures has the power acting alone to approve any action requiring a vote of the majority of our voting shares and to elect all our directors.
Without affecting any vote previously taken, the proxy may be revoked by the shareholder by giving a written notice of revocation to us in writing (attention: William L. Jordan, Secretary). A shareholder may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in open meeting.
All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as directors of the nominees listed below under “Election of Directors” and in the discretion of the proxies on any other business properly brought before the meeting or any adjournments thereof.
The presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers who hold their customers’ shares in street name sign and submit proxies for such shares and vote such shares on some matters, but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which includes the election of directors.
Solicitation of proxies may be made by mail, personal interview and telephone by our officers, directors and regular employees, and by the employees of our transfer agent, National City Bank. In addition, we have retained a firm specializing in proxy solicitations, Morrow & Co., Inc., at a cost of approximately $1,000 to assist us with our proxy solicitation process. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of May 1, 2006:

					Percentage of
					Combined Voting
	Number of Shares		Percentage of Shares		Power of All
	Beneficially Owned		Beneficially Owned		Classes of
Name and beneficial owner	Class A	Class B	Class A	Class B	Common Stock
Retail Ventures, Inc.	—	27,702,667(1)	—	100%	93.2%
3241 Westerville Road
Columbus, Ohio 43224

Schottenstein Stores Corporation	2,302,599(2)(3)	—	12.5%	—	1.0%
1800 Moler Road
Columbus, Ohio 43207

Jay L. Schottenstein	2,652,699(2)(3)	—	14.3%	—	1.1%
1800 Moler Road
Columbus, Ohio 43207

Stephen Feinberg	1,118,389(2)(4)	—	6.5%	—	0.5%
c/o Cerberus Partners L.P.
299 Park Avenue
New York, New York 10171

Baron Capital Management, Inc.	3,197,600(5)	—	19.8%	—	1.3%
767 Fifth Avenue
New York, New York 10153

Wellington Management Company, LLP	1,913,570 (6)	—	11.8%	—	0.8%
75 State Street
Boston, Massachusetts 02109

Wells Fargo & Company	1,349,420 (7)	—	8.3%	—	0.6%
420 Montgomery Street
San Francisco, California 94104

Delaware Management Holdings	1,170,592(8)	—	7.2%	—	0.5%
2005 Market Street
Philadelphia, Pennsylvania 19103

Arbor Capital Management, LLC	818,200(9)	—	5.1%	—	0.3%
One Financial Plaza
120 South Sixth Street
Suite 100
Minneapolis, Minnesota 55402

(1)	Class B Common Shares of DSW held by Retail Ventures are exchangeable into a like number of Class A Common Shares of DSW. Common Shares of DSW held by Retail Ventures are subject to a lien securing Retail Ventures’ obligations under an amended convertible loan provided by Cerberus Partners, L.P. and Schottenstein Stores Corporation to Value City.

(2)	Each of Cerberus and SSC has the right to acquire Class A Common Shares of DSW from Retail Ventures pursuant to certain warrant agreements. As described in footnote 4 below, Stephen Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus, directly or indirectly.

(3)	As of May 1, 2006, Mr. Schottenstein was the beneficial owner of approximately 78.4% of the outstanding common shares of SSC. As described in footnote 2 above, SSC has the right to acquire 2,302,599 Class A Common Shares of DSW (subject to adjustment) from Retail Ventures pursuant to certain warrant agreements. Mr. Schottenstein is also the sole beneficial owner of 144,000 Retail Ventures common shares and holds 52,500 Retail Ventures common shares through Glosser Brothers Acquisition, Inc., or GBA, of which Mr. Schottenstein is Chairman of the Board, President, a director and a trustee or co-trustee of family trusts that own 100% of the stock of GBA. Mr. Schottenstein has voting and investment power as co-trustee of a family trust that owns 30,000 Retail Ventures common shares, and is one of five trustees of a foundation that owns 67,944 Retail Ventures common shares. Mr. Schottenstein also held options exercisable for 50,000 Retail Ventures common shares. As of May 1, 2006, SSC owned approximately 42.8% of the outstanding shares and beneficially owned approximately 53.6% of the outstanding shares of Retail Ventures (assumes issuance of (i) 8,333,333 RVI Common Shares issuable upon the exercise of convertible warrants, (ii) 1,388,752 shares of RVI Common Shares issuable upon the exercise of term loan warrants, and, (iii) 685,417 RVI Common Shares issuable pursuant to the term loan warrants).

(4)	Stephen Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus, directly or indirectly. Thus, pursuant to Rule 13d-3 under the Securities Exchange Act, Mr. Feinberg is deemed to beneficially own 1,118,389 of our Class A Common Shares issuable to Cerberus upon the exercise of its warrants exclusively for DSW Common Shares. Under the terms of the warrants, Cerberus may not exercise the warrants, to the extent such exercise would cause Cerberus, together with its affiliates, to beneficially own a number of Class A Common Shares which would exceed 9.99% of our then outstanding Common Shares following such exercise, excluding for purposes of such determination Class A Common Shares issuable upon exercise of the additional warrants which have not been exercised.

(5)	Baron Capital Group, Inc. (“BCG”) is the parent company of BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. (“BCM”). BAMCO and BCM are investment advisors registered under Section 203 of the Investment Advisors Act of 1940. BAMCO beneficially owns 2,960,500 Class A Common Shares, and BCM beneficially owns 237,100 Class A Common Shares. Baron Small Growth Fund (“BCS”) and Baron Growth Fund (“BGF”) are investment companies registered under Section 8 of the Investment Company Act and are advisory clients of BAMCO and own 1,500,000 and 1,350,000 Class A Common Shares, respectively. Ronald Baron owns a controlling interest in BCG. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(6)	Wellington Management is an investment advisor and may be deemed to beneficially own 1,913,570 Class A Common Shares on behalf of its clients. Wellington Management reported it had shared voting power over 1,625,260 Class A Common Shares and shared dispositive power over 1,895,970 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2006.

(7)	Wells Fargo & Company reported it had sole voting power over 1,257,200 Class A Common Shares, sole dispositive power over 1,274,980 Class A Common Shares, and shared dispositive power over 74,440 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006.

(8)	Delaware Management Holdings reported it had sole voting power over 1,161,428 Class A Common Shares, shared voting power over 369 Class A Common Shares, and sole dispositive power over 1,170,592 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2006.

(9)	Arbor Capital Management, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Mr. Leggott is CEO of Arbor Capital Management, LLC and beneficially owns a controlling percentage of its outstanding voting securities. Mr. Leggott could be deemed to have voting and/or investment power with respect to the shares beneficially owned by Arbor Capital Management, LLC. Arbor Capital Management, LLC report it had sole voting and sole dispositive power over 818,200 Class A Common Shares. Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2006.
The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the Securities and Exchange Commission.
Security Ownership of Management
The following table sets forth, as of May 1, 2006, information with respect to our Class A Common Shares owned beneficially by each director individually, by the executive officers named in the Summary Compensation Table set forth on page 15 of this proxy statement and by all directors and executive officers as a group:

					Percentage of
					Combined Voting
	Number of Shares		Percentage of Shares		Power of All
	Beneficially Owned(1)		Beneficially Owned(2)		Classes of
Name and beneficial owner	Class A	Class B	Class A	Class B	Common Stock
Deborah Ferrée	50,000	—	*	—	*
Carolee Friedlander	6,100	—	*	—	*
Peter Z. Horvath	60,000	—	*	—	*
Philip B. Miller	6,100	—	*	—	*
Douglas J. Probst	18,500	—	*	—	*
James D. Robbins	4,100	—	*	—	*
Jay L. Schottenstein (3)	2,652,699	—	14.3%	—	1.1%
Harvey L. Sonnenberg	5,100	—	*	—	*
Allan J. Tanenbaum	6,089	—	*	—	*
Derek Ungless	10,000	—	*	—	*
Heywood Wilansky	5,000	—	*	—	*
All directors and executive officers as a group (12 persons)	2,823,688	—	15.2%	—	1.2%

*	Represents less than 1% of outstanding common shares, net of treasury shares.

(1)	Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.

Includes the following number of Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options and the amount of restricted shares that could be issued within 60 days of May 1, 2006:

		Restricted Shares that could be
	Stock Options Exercisable within 60	issued within 60 days of May 1,
Beneficial Owner	days of May 1, 2006	2006
Deborah Ferrée	30,000	—
Carolee Friedlander	—	3,100
Peter Z. Horvath	30,000	—
Philip B. Miller	—	3,100
Douglas J. Probst	14,000	—
James D. Robbins	—	3,100
Harvey L. Sonnenberg	—	3,100
Allan J. Tanenbaum	—	5,089
Derek Ungless	8,000	—
All directors and executive officers as a group	88,000	17,489

(2)	The percent is based upon 16,181,075 Class A Common Shares and 27,702,667 Class B Common Shares outstanding, plus the number of shares a person has the right to acquire within 60 days of May 1, 2006.

(3)	Includes 350,000 Class A Common Shares held by family trusts and 2,302,599 Class A Common Shares that SSC has the right to acquire from Retail Ventures pursuant to certain warrant agreements. As of May 1, 2006, Mr. Schottenstein was the beneficial owner of approximately 78.4% of the outstanding common shares of SSC.
The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the Securities and Exchange Commission.

ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven members and is divided into two classes, designated Class I and Class II. The members of the two classes are elected to serve for staggered terms of two years. Pursuant to Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.
The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years and certain other information are listed below.
Nominees for Class I Directors for term to Expire in 2008:

		Our Directors and Their Positions with Us/	Director
Name	Age	Principal Occupations / Business Experience	Since
Carolee Friedlander*	64	Ms. Friedlander serves as a founding partner of Circle Financial Group, a membership organization that provides wealth management services, and has held that position since August 2004. From July 2001 to August 2004, Ms. Friedlander served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Friedlander served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001.	2005

Harvey L. Sonnenberg	64	Mr. Sonnenberg has been a partner in the certified public accounting firm, Weiser, LLP, since November 1994. Mr. Sonnenberg is active in a number of professional organizations, including the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants, and has long been involved in rendering professional services to the retail and apparel industry. Mr. Sonnenberg is a certified public accountant. Mr. Sonnenberg is a director of Retail Ventures.	2005

Allan J. Tanenbaum*	59	Mr. Tanenbaum currently serves as General Counsel and Managing Director of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm. From February 2001 to December 31, 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions.	2005

Heywood Wilansky	58	Mr. Wilansky has been the President and Chief Executive Officer of Retail Ventures since November 2004. Before joining Retail Ventures, he served as President and Chief Executive Officer of Filene’s Basement, a subsidiary of Retail Ventures, from February 2003 to November 2004. Mr. Wilansky was a professor of marketing at the University of Maryland business school from August 2002 to February 2003. From August 2000 to January 2003, he was President and Chief Executive Officer of Strategic Management Resources, LLC. From August 1995 to July 2000, he was President and Chief Executive Officer of Bon Ton Stores. Mr. Wilansky is a director of Retail Ventures and Bertucci’s Corporation.	2005

Continuing Class II Directors:

		Our Directors and Their Positions with Us/	Director
Name	Age	Principal Occupations / Business Experience	Since
Jay L. Schottenstein	51	Mr. Schottenstein serves as our Chief Executive Officer and Chairman of the Board of Directors. He was appointed as our Chief Executive Officer in March 2005. Mr. Schottenstein became a director of DSW in March 2005. He has been Chairman of the Board of Directors of Retail Ventures, American Eagle Outfitters, Inc. and SSC since March 1992 and was Chief Executive Officer of Retail Ventures from April 1991 to July 1997 and from July 1999 to December 2000. Mr. Schottenstein served as Vice Chairman of SSC from 1986 until March 1992 and as a director of SSC since 1982. He served in various executive capacities at SSC since 1976. Mr. Schottenstein is also a director of American Eagle Outfitters, Inc., and Retail Ventures.	2005

Philip B. Miller*	67	Mr. Miller is the President of Philip B. Miller Associates, a consulting firm, and an Operating Director of Tri-Artisan Capital Partners, a privately held merchant bank, and has held those positions since July 2001. Mr. Miller also serves on the Board of Directors of St. John Knits, a position he has held since December 2002, and as its interim Chief Executive Officer since March 2005. Mr. Miller served as Chairman and Chief Executive Officer of Saks Fifth Avenue, Inc. from 1993 until January 2000 and continued as Chairman of that company until July 2001. From 1983 to 1990, Mr. Miller served as Chairman and Chief Executive Officer of Marshall Fields, Inc. Mr. Miller serves as a director of Kenneth Cole Productions, Inc.	2005

James D. Robbins*	59	From 1993 until his retirement in June 2001, Mr. Robbins served as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers LLP. Mr. Robbins is a certified public accountant. Mr. Robbins currently holds directorships in Dollar General Corporation and Huntington Preferred Capital, Inc., positions that he has held since March 2002 and November 2001, respectively. Mr. Robbins also serves as chairman of the audit committees of both of these companies.	2005
*   Independent Directors under New York Stock Exchange Rules.

Unless otherwise directed, the persons named in the proxy will vote the proxies FOR the election of the above-named nominees as directors, each to serve for a term of two years and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.
Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.
Your Board of Directors unanimously recommends a vote FOR each of the director nominees named above.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
GENERAL
A total of four meetings of the Board of Directors were held during the 2005 fiscal year, and the Board took action by unanimous written consent eleven times during the 2005 fiscal year. In addition, the independent members of the Board of Directors held one separate meeting. No director attended less than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which that director served during the period each director served as a member of such committee.
There are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. Our upcoming Annual Meeting of Shareholders will be our first Annual Meeting of Shareholders since our initial public offering was completed in July 2005.
Compensation of Directors
In connection with the completion of our initial public offering, in July 2005 we granted each of Ms. Friedlander and Messrs. Miller, Robbins, Sonnenberg and Tanenbaum 3,100 stock units under the DSW 2005 Equity Plan as a retainer for their service as a director. Additionally in fiscal 2005, we paid a pro rata portion of the $50,000 annual cash retainer described below to each of Ms. Friedlander and Messrs. Robbins, Sonnenberg, Tanenbaum and Robbins.
We intend to pay an annual retainer to our directors who are not employees of DSW or Retail Ventures (currently, Ms. Friedlander and Messrs. Miller, Robbins, Sonnenberg and Tanenbaum). The annual retainer will consist of $50,000 in cash and a grant of a number of stock units with a value equal to $50,000, determined by using the fair market value of a DSW Class A Common Share at the date of grant. For fiscal 2006 and thereafter, we intend to issue stock units for the annual retainer to eligible directors at the time of our Annual Meeting of Shareholders. The cash portion of the retainer is paid quarterly and each eligible director may elect to receive their cash retainer and committee chairperson fees in the form of stock units.
Stock units issued to a director are fully vested on the date of grant, but will not be distributable to the director until the director leaves the board (for any reason). When the director leaves the board, the stock units owed to the director will be settled in DSW Class A Common Shares (with cash for any fractional shares), unless the director’s award agreement provides for a cash settlement. The stock units will be settled in a lump sum transfer, and the compensated director may not defer settlement or spread the settlement over a longer period of time.
Directors have no voting rights in respect of the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on the Company’s Class A Common Shares. Each director will be “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled at the time that the director leaves the board. We will be entitled to a tax deduction when the award is settled, and the director will be taxed on the then fair market value of the award.
Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the audit committee, nominating and corporate governance committee and compensation committee each receive an additional $10,000, $5,000 and $7,500 in cash or stock units (as they may elect) per year, respectively. We pay this compensation on a quarterly basis. All members of our board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors and its committees.

Corporate Governance Principles
In June 2005, the Board of Directors adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations and management oversight. A copy of our Corporate Governance Principles can be found at our corporate and investor website at www.dswshoe.com and is available in print (without charge) to any shareholder upon request.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The Board of Directors does not have a designated director who leads executive sessions held by the independent directors.
The Corporate Governance Principles provide that the Board of Directors’ goal is that a majority of the directors should be independent directors. A director will be designated as independent if he or she (i) has no material relationship with us or our subsidiaries; (ii) satisfies the other criteria specified by New York Stock Exchange listing standards; (iii) has no business conflict with us or our subsidiaries; and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. The Board of Directors has affirmatively determined that the following persons are independent under that definition:
Carolee Friedlander
Philip B. Miller
James D. Robbins
Allan J. Tanenbaum
Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors as defined under applicable Securities and Exchange Commission rules and the listing standards of the New York Stock Exchange.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Messrs. Tanenbaum (Chair) and Robbins, and Ms. Friedlander, each of whom is independent as discussed above. In June 2005, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, a Nominating and Corporate Governance Committee Charter, a copy of which can be found on our corporate and investor website at www.dswshoe.com and is available in print (without charge) to any shareholder upon request.
The Committee met three times during fiscal 2005. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, oversees the annual evaluation of the Board and management, and reviews management and Board succession plans.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including:
•	independence,

•	judgment,

•	skill,

•	diversity,

•	strength of character,

•	age,

•	experience as an executive of, or advisor to, a publicly traded or private organization,

•	experience and skill relative to other Board members,

•	specialized knowledge or experience,

•	service on other boards, and

•	desirability of the candidate’s membership on the Board or any committees of the Board.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2007 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than January 1, 2007, to DSW, 4150 East Fifth Avenue, Columbus, Ohio 43219, Attn: Corporate Secretary. Each such submission must include: (a) as to the nominee, (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) the class and number of DSW shares beneficially owned; and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) name and record address and (ii) the class and number of our shares beneficially owned. Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

Compensation Committee

The members of our Compensation Committee are Messrs. Miller (Chair) and Robbins and Ms. Friedlander. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of our Company or are themselves or any of their affiliates, if any, parties to agreements with us.

In June 2005, the Compensation Committee recommended, and the Board of Directors approved, a Compensation Committee Charter, a copy of which can be found on our corporate and investor website at www.dswshoe.com and is available in print (without charge) to any shareholder upon request.

Our Compensation Committee met five times during fiscal 2005. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement and other benefit plans; making administrative and compensations decisions under such plans; and recommending to the Board the compensation for non-employee Board members.

Compensation Committee Interlocks and Insider Participation

Ms. Friedlander and Messrs. Miller and Robbins serve on our Compensation Committee. None of the members of our Compensation Committee during fiscal 2005 had at any time been an officer or employee of our Company or any of our subsidiaries. None of our executive officers served as a member of the board or compensation committee of any other entity which had an executive officer serving as a member of our Compensation Committee during fiscal 2005.

Audit Committee

The members of our Audit Committee are Messrs. Robbins (Chair) Miller and Tanenbaum. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 401(h) of Regulation S-K.

In June 2005, our Board of Directors approved an Audit Committee Charter, a copy of which is attached hereto as Annex A and can be found on our corporate and investor website at www.dswshoe.com and is available in print (without charge) to any shareholder upon request.

Our Audit Committee met five times during fiscal 2005. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:
•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.
The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.

No member of the Audit Committee is currently serving on the audit committees of more than three public companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our common shares (“reporting persons”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. We assist our directors and executive officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and officers, we believe that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year.

Code of Ethics and Corporate Governance Information

We have adopted a code of ethics that applies to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. These codes of ethics, designated as the “Code of Conduct” and the “Code of Ethics for Senior Financial Officers,” respectively, by us can be found on our investor website at www.dswshoe.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any applicable provision of the Code of Conduct or Code of Ethics for Senior Financial Officers (if such amendment or waiver relates to elements listed under Item 406(b) of Regulation S-K and applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) by posting such information on our corporate and investor website at www.dswshoe.com.

AUDIT AND OTHER SERVICE FEES

Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accountants are pre-approved. The pre-approval policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.
•	Delegation - the Audit Committee may delegate pre-approval authority to one or more of its independent members provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•	Audit Services - Annual audit, review and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•	Other Services - Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•	Tax Services - The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.
No services were provided by the independent public accountants during fiscal 2004 or fiscal 2005 that were approved by the Audit Committee under Securities and Exchange Commission Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP to us for each of the last two fiscal years.

	2005	2004
Audit fees (1)	$779,200	$526,205
Audit-related fees (2)	$307,236	$366,680
Tax fees	—	—
All other fees (3)	—	$19,005

Total	$1,086,436	$911,890

(1) Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and other audit services normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Also includes $526,205 and $509,200 for fiscal 2004 and fiscal 2005, respectively, representing our allocation of audit fees under our shared service agreement with Retail Ventures.
(2) Audit-related fees for fiscal 2004 and fiscal 2005 include fees related to the preparation of our Registration Statement on Form S-1 filed in connection with our initial public offering. Also includes $11,680 and $12,235 for fiscal 2004 and fiscal 2005, respectively, representing our allocation of audit-related fees under our shared service agreement with Retail Ventures.
(3) For fiscal 2004, a quality assurance report was provided to Retail Ventures. The $19,005 shown for fiscal 2004 represents our allocated portion of the fees associated with that report.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Robbins (Chair) Miller and Tanenbaum. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable Securities and Exchange Commission rules and listing standards of the New York Stock Exchange. The Board of Directors has also determined that our Audit Committee’s Chairman, James D. Robbins, qualifies as an audit committee financial expert as such term is defined by the Securities and Exchange Commission under Item 401(h) of Regulation S-K. Although our Board of Directors has determined that Mr. Robbins is a financial expert as defined under Securities and Exchange Commission rules, his responsibilities are the same as those of other Audit Committee members. The Securities and Exchange Commission has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.dswshoe.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:
•	Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:
o	Appointment, termination and oversight of our independent auditors; and

o	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;
•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls and auditing matters or other compliance matters;

•	Oversight over our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended January 28, 2006. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.

The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee discussed with Deloitte & Touche LLP its independence from management, and the Audit Committee has received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
The Audit Committee considered whether the performance of non-audit services by Deloitte & Touche LLP was compatible with maintaining such firm’s independence and the Audit Committee concluded that the services are so aligned.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended January 28, 2006 in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Respectfully submitted,
Audit Committee
James D. Robbins, Chair
Philip B. Miller
Allan J. Tanenbaum

COMPENSATION OF MANAGEMENT
Prior to completion of our initial public offering in July 2005, we were a wholly-owned subsidiary of Retail Ventures. As such, the Compensation Committee and Board of Directors of Retail Ventures established the compensation of our named executive officers and all equity awards, cash bonuses and other compensation was paid pursuant to Retail Ventures’ plans.
The following table summarizes compensation awarded or paid to, or earned by, each of the named executive officers during each of our last three fiscal years.
SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
					Awards		Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts (1)	Compensation(2)
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)
Jay L. Schottenstein	2005	$224,824	None	None	None	None	None	$1,322
Chairman and Chief	2004	None	None	None	None	None	None	None
Executive Officer	2003	None	None	None	None	None	None	None

Deborah L. Ferrée	2005	$700,000	$912,576 (3)	$46,559 (4)	$535,800 (5)	150,000	None	$15,929
Vice Chairman and	2004	$553,083	$710,938	(6)	None	None	$345,000	$8,037
Chief Merchandising	2003	$510,337	$402,079	(6)	None	None	$345,000	$9,428
Officer

Peter Z. Horvath	2005	$500,000	$726,840 (3)	(6)	$535,800 (5)	150,000	None	None
President	2004	$28,846	None	None	None	None	None	None
	2003	None	None	None	None	None	None	None

Douglas J. Probst	2005	$302,885	$364,512 (3)	(6)	$247,000 (5)	70,000	None	None
Executive Vice	2004	None	None	None	None	None	None	None
President, Chief	2003	None	None	None	None	None	None	None
Financial Officer, and Treasurer

Derek Ungless	2005	$218,077	$222,610 (3)	(6)	$144,400 (5)	40,000	None	None
Executive Vice	2004	None	None	None	None	None	None	None
President and Chief	2003	None	None	None	None	None	None	None
Marketing Officer

(1)	In July 2002, the Compensation Committee of Retail Ventures recommended and the Board of Directors of Retail Ventures approved the establishment of a “value creation” program, pursuant to which cash payments were made to certain participants including Ms. Ferrée. Ms. Ferrée was awarded an aggregate of $690,000 pursuant to the program, subject to a risk of forfeiture on termination of employment, $345,000 of which was paid during fiscal 2004 and fiscal 2003, respectively.

(2)	The amounts shown in this column for each named executive officer includes contributions or other allocations to Retail Ventures’ 401(k) Plan and Employee Stock Purchase Plan for the named executive officer, as follows:

	401(k) Plan and
	Associate Stock Purchase Plan
Name	2005	2004	2003
Jay L. Schottenstein	$1,322	None	None
Deborah L. Ferrée	$8,983	$8,037	$9,428
Peter Z. Horvath	None	None	None
Douglas J. Probst	None	None	None
Derek Ungless	None	None	None

For fiscal 2005, includes $6,946 reimbursement (including a tax gross up of $2,219) for cancelled vacation costs to Ms. Ferrée.

(3)	Bonus amounts for 2005 are comprised of the following:

	Incentive	Discretionary
Officer	Compensation	Bonus	Signing Bonus
Deborah L. Ferrée	$637,006	$275,571	—
Peter Z. Horvath	$455,004	$196,836	$75,000
Douglas J. Probst	$226,515	$97,997	$40,000
Derek Ungless	$103,033	$44,577	$75,000

(4)	Includes $44,890 related to perquisites paid by us, $1,136 relating to country club dues and membership fees paid by us and $533 relating to country club tax gross up.

(5)	The value (determined based on the closing price of the Class A Common Shares on the New York Stock Exchange on the date of grant) of 28,200 restricted stock units (“Units”) awarded to Ms. Ferrée and Mr. Horvath, 13,000 Units awarded to Mr. Probst, and 7,600 Units awarded to Mr. Ungless, as of June 28, 2005 pursuant to our initial public offering. The Units vest on June 28, 2009 and do not have voting or dividend rights. As of January 28, 2006, the value of the shares underlying the Units was $761,400 for Ms. Ferrée and Mr. Horvath, $351,000 for Mr. Probst, and $205,200 for Mr. Ungless (determined based on the closing price of our Class A Common Shares on the New York Stock Exchange on the last trading day before January 28, 2006).

(6)	The aggregate amount of perquisites and other benefits paid to the named officers in these fiscal years did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.
The following table sets forth information concerning individual grants of DSW stock options and stock appreciation rights (“SARS”) made during the last fiscal year to each of the named executive officers.
DSW OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of	% of Total			Potential Realizable Value at
	Securities	Options /SARS			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise or		Price Appreciation
	Options/SARS	Employees in	Base Price	Expiration	for Option Term (1)
Name	Granted (#)	Fiscal Year	($/share)	Date	5%	10%
Jay L. Schottenstein	None	—	—	—	—	—
Deborah L. Ferrée	150,000	17.81%	$19.00	6/28/15	$1,792,350	$4,542,166
Peter Z. Horvath	150,000	17.81%	$19.00	6/28/15	$1,792,350	$4,542,166
Douglas J. Probst	70,000	8.31%	$19.00	6/28/15	$836,430	$2,119,677
Derek Ungless	40,000	4.75%	$19.00	6/28/15	$477,960	$1,211,244

(1)	Represents the potential realizable value of each grant of options/SARS assuming that the market price of the common shares appreciates in value from the date of grant to the end of the option term at either a 5% or 10% annualized rate, based on the difference between the assumed per share value and the per share option exercise price, multiplied by the total number of option shares.

(2)	Options were granted with an exercise price equal to the market price at the grant date and vest ratably over five years from the date of grant.
The following table sets forth information regarding each individual exercise of stock options to purchase DSW Class A Common Shares made during the last fiscal year by each of the named executive officers.
DSW
AGGREGATED OPTION /SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of
			securities underlying		Value of unexercised
	Shares		unexercised options/SARs		in-the-money options/SARs
	acquired on	Value	at fiscal year-end (#)		at fiscal year-end ($) (1)
Name	exercise (#)	realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jay L. Schottenstein	—	—	—	—	—	—
Deborah L. Ferrée	—	—	—	150,000	—	$1,200,000
Peter Z. Horvath	—	—	30,000	120,000	$240,000	$960,000
Douglas J. Probst	—	—	—	70,000	—	$560,000
Derek Ungless	—	—	—	40,000	—	$320,000

(1)	Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value of DSW Class A Common Shares at year end of $27.00. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.
The following table sets forth information regarding each individual exercise of stock options to purchase Retail Ventures common shares made during the last fiscal year by each of the named executive officers.
RETAIL VENTURES
AGGREGATED OPTION / SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Number of
			securities underlying		Value of unexercised
	Shares		unexercised options/SARs		in-the-money options/SARs
	acquired on	Value	at fiscal year-end (#)		at fiscal year-end ($) (1)
Name	exercise (#)	realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jay L. Schottenstein	—	—	50,000	—	—	—
Deborah L. Ferrée	250,000	$1,875,250	86,000	216,000	$635,060	$1,777,680
Peter Z. Horvath	—	—	—	—	—	—
Douglas J. Probst	—	—	—	—	—	—
Derek Ungless	—	—	—	—	—	—

(1)	Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value of Retail Ventures common shares at year end of $12.73. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.
EQUITY COMPENSATION PLAN TABLE
The following table sets forth additional information as of January 28, 2006, about our Class A Common Shares that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Number of securities
remaining available for
	Number of Securities to	Weighted-average	issuance under equity
	be issued uponexercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,062,513	$19.54	3,537,487

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,062,513	$19.54	3,537,487

(1)	DSW Inc. 2005 Equity Incentive Plan.

(2)	Includes 914,200 shares issuable pursuant to the exercise of outstanding stock options, 131,300 shares issuable pursuant to restricted stock units, and 17,013 shares issuable pursuant to director stock units. Since the restricted stock units and director stock units have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
Agreements with Key Executives
We have not entered into an employment agreement with Mr. Schottenstein, our Chief Executive Officer. Mr. Schottenstein was appointed on March 14, 2005, and his annual salary is $250,000. Effective April 2, 2006, Mr. Schottenstein’s annual salary was raised to $500,000.
We have entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer. The agreement provides for an indefinite term (which terminates upon the executive’s death, disability (as such term is defined in the agreement), voluntary termination by the executive or involuntary termination by us). Under the agreement, Ms. Ferrée will receive an annual base salary of $700,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. Effective April 2, 2006, Ms. Ferrée’s base salary was increased to $750,000. Ms. Ferrée will also participate in our bonus (cash incentive) plans with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for Ms. Ferrée’s participation in our employee pension or welfare benefit plans at a level commensurate with her title and position and provides an entitlement to an annual perquisite allowance from us of $40,000.
If the employment of Ms. Ferrée is involuntarily terminated by us without cause, or if Ms. Ferrée terminates her employment with us for good reason, as such term is defined in her employment agreement, Ms. Ferrée will be entitled to receive payment of her base salary through the end of 2007 if such termination occurs prior to the end of 2006 or for a 12 month period beginning on the date of termination if such termination occurs on or after January 1, 2007; up to 18 months reimbursement for the cost of health care continuation; a pro-rata portion of any cash incentive bonus for the year of termination and one year of accelerated vesting with respect to her outstanding stock options. The agreement with Ms. Ferrée also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
We have entered into an employment agreement with Mr. Horvath, our President. The agreement provides for an indefinite term (which terminates upon Mr. Horvath’s death, disability (as such term is defined in the agreement), voluntary termination by Mr. Horvath or involuntary termination by us). Under the agreement, Mr. Horvath will receive an annual base salary of $500,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. Effective April 2, 2006, Mr. Horvath’s base salary was increased to $550,000. In addition, Mr. Horvath received a signing bonus of $75,000 upon entering into the agreement. Mr. Horvath also participates in our bonus (cash incentive) plans with a target bonus opportunity of 100% of base salary and a maximum annual bonus of 200% of base salary. The agreement also provides for

Mr. Horvath’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position and provides an entitlement to an annual perquisite allowance from us of $40,000.
If the employment of Mr. Horvath is involuntarily terminated by us without cause, or if Mr. Horvath terminates his employment with us for good reason, as such terms are defined in his employment agreement, Mr. Horvath will be entitled to receive payment of his base salary through the end of fiscal 2008 if such termination occurs prior to the end of fiscal 2007 or for a 12 month period beginning on the date of termination if such termination occurs after the end of fiscal 2007; up to 18 months reimbursement for the cost of health care continuation; a pro-rata portion of any cash incentive bonus for the year of termination and one year of accelerated vesting with respect to his outstanding stock options. The agreement with Mr. Horvath also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
We have entered into an employment agreement with Kevin M. Lonergan, our Executive Vice President and Chief Operating Officer. The agreement provides for an indefinite term (which terminates upon Mr. Lonergan’s death, disability (as such term is defined in the agreement), voluntary termination by Mr. Lonergan or involuntary termination by us). Under the agreement, Mr. Lonergan will receive an annual base salary of $500,000, which will be increased annually by a minimum of 2.5% over the previous year’s base salary. In addition, Mr. Lonergan also received, subject to certain conditions set forth in the employment agreement and applicable award agreement, (i) options to purchase 50,000 of our Class A Common Shares at an exercise price equal to the closing price of our Class A Common Shares on the date such grant is approved, subject to a 5-year vesting period from the date Mr. Lonergan commenced employment, (ii) 10,000 restricted stock units that vest 100% on June 29, 2009, and (iii) 20,000 additional restricted stock units, with a 2-year vesting schedule from the date Mr. Lonergan commenced employment. We also agreed to provide Mr. Lonergan with a comprehensive relocation package. Mr. Lonergan will also participate in our bonus (cash incentive) plans with a target bonus opportunity of 80% of base salary and a maximum annual bonus of 160% of base salary. The agreement also provides for Mr. Lonergan’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position and provides an entitlement to an annual perquisite allowance from us of $25,000.
In the event that Mr. Lonergan’s employment is terminated involuntarily by us without cause or by Mr. Lonergan with good reason (as such terms are defined in the employment agreement), (i) we will continue to pay Mr. Lonergan’s base salary at the rate then in effect through January 24, 2009 (if such termination occurs prior to January 26, 2008) or for a period of 12 months (if such termination occurs on or after January 26, 2008), (ii) we will reimburse Mr. Lonergan for COBRA costs for up to 12 months, subject to certain conditions, (iii) we will pay to Mr. Lonergan the pro rata share of any cash incentive bonus that he would have received had he not been terminated, and (iv) Mr. Lonergan may exercise any outstanding stock options which are vested on the date of his termination and those stock options that would have vested during the one year following his termination. The agreement with Mr. Lonergan also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
We have entered into an employment agreement with Mr. Probst, our Executive Vice President, Chief Financial Officer and Treasurer. The agreement provides for an indefinite term (which terminates upon Mr. Probst’s death, disability (as such term is defined in his employment agreement), voluntary termination by Mr. Probst or involuntary termination by us). The agreement provides for an annual salary of $350,000 and a cash bonus of 80% of his base salary and a maximum annual bonus of 160% of base salary. For fiscal year 2005, Mr. Probst was guaranteed a cash bonus of 80% of his base salary. Effective April 2, 2006, Mr. Probst’s base salary was increased to $375,000. In addition, Mr. Probst received a signing bonus in the gross amount of $40,000 upon entering into the agreement. The agreement also provides for Mr. Probst’s participation in our employee pension or welfare benefit plans at a level commensurate with his title and position. The agreement also provides for a vehicle allowance and fuel card.
If Mr. Probst’s employment is terminated by us “without cause” or for “good reason,” (as such terms are defined in his agreement), then Mr. Probst will be entitled to 12 months of base salary, 12 months of reimbursement for the cost of health care continuation, a pro-rata portion of any cash incentive bonus for the year of termination, and one year of accelerated vesting with respect to his outstanding stock options. The agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.
We have entered into an employment agreement with Mr. Ungless, our Executive Vice President and Chief Marketing Officer. The agreement provides for an indefinite term (which terminates upon Mr. Ungless’ death, disability (as such term is defined in the agreement), voluntary termination by Mr. Ungless or involuntary termination by us. Under the agreement, Mr. Ungless will receive an annual base salary of $350,000. Effective April 2, 2006, Mr. Ungless’ base salary was increased to $385,000. In addition, Mr. Ungless received a signing bonus of $75,000 upon entering into the agreement. If Mr. Ungless voluntarily resigns from DSW in the first 12 months of his date of hire, he is required to repay the net amount of the bonus to us. Mr. Ungless will also participate in our bonus (cash incentive) plans with a target bonus opportunity of 50% of base salary and a maximum annual bonus of 100% of base salary. The agreement also provides for Mr. Ungless’ participation in our employee pension or welfare benefit plans at a level commensurate with his title and position. The agreement also provides for a vehicle allowance and fuel card.
If the employment of Mr. Ungless is involuntarily terminated by us without cause, Mr. Ungless will be entitled to receive payment of his base salary for a 12 month period beginning on the date of termination, provided, however, that Mr. Ungless is expected to promptly and reasonably pursue new employment. If during the 12 months of salary continuation Mr. Ungless becomes employed either as an employee or a consultant, Mr. Ungless’ base salary paid by DSW will be reduced by the amount of the base salary or consultant compensation paid by the new employer or entity for the remainder of the 12 month salary continuation period. Additionally, in the event that Mr. Ungless is involuntarily terminated by us without cause, he will be entitled to receive up to 12 months reimbursement for the cost of health care continuation; a pro-rata portion of any cash incentive bonus for the year of termination and one year of accelerated vesting with respect to his outstanding stock options. The agreement with Mr. Ungless also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
General
Our Board of Directors has delegated to the Compensation Committee the authority to review and approve on an annual basis the corporate goals and objectives with respect to compensation for our executive officers and to evaluate the executive officers’ performance in light of these established goals and objectives. The committee has the sole authority to set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation, and to approve the annual compensation, including salary, bonus, incentive and equity compensation, for the other executive officers.
Because we were a wholly-owned subsidiary of Retail Ventures until July 2005, for fiscal 2005, the Compensation Committee of Retail Ventures set the compensation for our Chief Executive Officer. Additionally, the Compensation Committee of Retail Ventures set the incentive compensation performance targets for bonuses for our executive officers for fiscal 2005.
In fiscal 2005, the Compensation Committee of Retail Ventures engaged Hewitt Associates, an independent compensation consulting firm, to perform competitive peer analysis and advise it on executive officer compensation. For fiscal 2006, our Compensation Committee has also engaged Hewitt Associates.
Compensation Philosophy
Our executive compensation program is designed to:
•	Attract and retain talented, experienced executives who can make important contributions to our success;

•	Reward these executives for superior performance, and

•	To create a strong link among the interests of the shareholders, our financial performance, and the total compensation of our executive officers.
The key components of our executive officer compensation program are short-term compensation, consisting of an annual base salary and annual bonuses under our Cash Incentive Plan, and long-term compensation in the form of stock option grants and restricted stock unit grants under our 2005 Equity Incentive Plan.
Base Salaries. When reviewing executive officer base salaries, the Compensation Committee considered the following factors in determining the base salaries for fiscal 2006 for Ms. Ferrée and Messrs. Horvath, Probst and Ungless (1) Hewitt Associates’ compensation study of a 55-company retail peer group from Hewitt Associates’ database; (2) the level of compensation paid to persons holding comparable positions with other publicly traded companies in the retail industry; (3) their respective roles and responsibilities with us; and (4) our results of operations. The Compensation Committee generally targets base salary levels that are competitive with our peers. The Compensation Committee believes that this positions our salaries and target bonus awards at a level that allows us to hire and retain talented and highly motivated executives.
Incentive Compensation.
The primary purpose of our Cash Incentive Plan is to motivate senior management to meet and exceed annual objectives that are part of our plan for maximizing shareholder value.
For fiscal 2005, the Compensation Committee of Retail Ventures established performance targets for the payment of incentive compensation to our executive officers. Fiscal 2005 incentive compensation awards were based upon pre-established performance measures. DSW achieved approximately 95% of the performance targets for fiscal 2005 and Ms. Ferrée and Messrs. Horvath, Probst and Ungless were awarded incentive compensation in the amounts of $637,006, $455,004, $226,515 and $103,033, respectively.

In March 2006, our Compensation Committee determined, based upon DSW’s 2005 operating results, the successful completion of our initial public offering, and the performance of our executive officers, to award discretionary bonuses to each of Ms. Ferrée and Messrs. Horvath, Probst and Ungless in the amounts of $275,571, $196,836, $97,997, and $44,577, respectively.
In March 2006, our Compensation Committee established incentive compensation targets for fiscal 2006 under our Cash Incentive Plan. At 100% of target, Ms. Ferrée and Mr. Horvath are entitled to a target bonus of 100% of their annual base salaries, Mr. Lonergan and Mr. Probst are entitled to a target bonus of 80% of their annual base salaries, and Mr. Ungless is entitled to a target bonus of 50% of his annual base salary. Bonus payments increase as performance levels increase between the minimum and maximum targets, as follows, and proportionately as performance increases between the various established target levels:

	Ms. Ferrée	Mr. Lonergan
Performance Level	Mr. Horvath	Mr. Probst	Mr. Ungless
Below 50% of target	No funding	No funding	No funding

At 50% of target	50% of base salary	40% of base salary	25% of base salary

At 100% of target	100% of base salary	80% of base salary	50% of base salary

At 200% of target	200% of base salary	160% of base salary	100% of base salary
Long Term Equity Based Compensation. The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior management to maximize shareholder value by linking a portion of their compensation directly to shareholder return. In 2005, the Committee awarded equity-based incentives, granting stock options and also, to a limited extent, restricted stock unit awards. The Committee believes that restricted stock unit awards, the vesting of which is subject to continued employment, and stock option awards, the vesting of which is generally over a five-year period, help us to retain key high-performing executives.
Chief Executive Officer Compensation. Mr. Schottenstein became our Chairman and Chief Executive Officer in March 2005. Mr. Schottenstein also serves as the Chairman of Retail Ventures, our majority shareholder. We do not have an employment agreement with Mr. Schottenstein. For fiscal 2005, Mr. Schottenstein’s base pay was set at $250,000 by the Compensation Committee of Retail Ventures. In April 2006, our Compensation Committee determined to increase Mr. Schottenstein’s annual base pay to $500,000. The Compensation Committee’s determination to increase Mr. Schottenstein’s base pay was based upon a review of the scope of his management responsibilities, the execution of them, and the financial results obtained under his direction.
Section 162(m) Compliance. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to a company’s chief executive officer and four other most highly compensated executive officers. Certain exceptions to this limitation apply, including an exception for certain performance-based compensation approved by the Compensation Committee. It is the Committee’s intended policy to maximize the effectiveness of our executive compensation programs while also taking into consideration the requirements of Section 162(m). In that regard, the Compensation Committee intends to maintain flexibility to take actions which it deems to be in our and our shareholders’ best interests. Accordingly, although the Compensation Committee intends to preserve the deductibility of compensation to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation as it deems appropriate.
Conclusion. We have reviewed all components of Mr. Schottenstein’s and our executive officers’ compensation, including salary and bonus. Based on this review, the Compensation Committee finds Mr. Schottenstein’s and our executive officers’ total compensation to be reasonable.
Respectfully submitted,
Compensation Committee
Philip B. Miller, Chair
Carolee Friedlander
James D. Robbins

PERFORMANCE GRAPH
The following graph compares our cumulative total stockholder return of our Class A common stock with the cumulative total return of the S & P MidCap 400 Index and the S & P Retailing Index, both of which are published indexes. This comparison includes the period beginning June 29, 2005, our first day of trading after our initial public offering, and ending on January 28, 2006.
The comparison of the cumulative total returns for each investment assumes $100 was invested on June 29, 2005, and that all dividends were reinvested.

Company / Index	6/29/05	7/30/05	10/29/05	1/28/06
DSW Inc.	100.00	110.42	86.75	111.37
S&P 400 MidCap Index	100.00	104.82	102.20	114.30
S&P Retailing Index	100.00	109.52	100.51	104.76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Prior to the completion of our initial public offering in July 2005, we were operated as a direct wholly-owned subsidiary of Retail Ventures. As of May 1, 2006, Retail Ventures owned 27,702,667 of our Class B Common Shares, or in excess of 63.1% of our total outstanding shares and 93.2% of the combined voting power of our outstanding Common Shares. Retail Ventures has the power acting alone to approve any action requiring a vote of the majority of our voting shares and to elect all our directors.
As of May 1, 2006, Jay Schottenstein, the Chairman of Retail Ventures, beneficially owned approximately 78.4% of the common shares of SSC. As of May 1, 2006, SSC owned approximately 42.8% of the outstanding shares and beneficially owned approximately 53.6% of the outstanding shares of Retail Ventures (assumes issuance of (i) 8,333,333 RVI Common Shares issuable upon the exercise of convertible warrants, (ii) 1,388,752 shares of RVI Common Shares issuable upon the exercise of term loan warrants, and, (iii) 685,417 RVI Common Shares issuable pursuant to the term loan warrants), For fiscal 2003, fiscal 2004 and fiscal 2005, we paid approximately $5.7 million, $10.3 million and $10.8 million, respectively, in total fees, rents and expenses to SSC.
In the ordinary course of business, we have entered into a number of agreements with Retail Ventures, Value City Department Stores, Inc. (“Value City”) and SSC and their affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with Retail Ventures or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee or officer or has a financial or personal interest, will either be approved by the shareholders, a majority of the disinterested members of our Board of Directors or a committee of our Board of Directors that authorizes such contracts, action or other transactions or must be fair to us as of the time our directors, a committee of our directors or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other Securities and Exchange Commission rules and regulations.
Relationships Between DSW And Retail Ventures
  Historical Relationship With Retail Ventures
Prior to the completion of our initial public offering in July 2005, we were a wholly-owned subsidiary of Value City or Retail Ventures since 1998. As a result, in the ordinary course of our business, we have received various services provided by Value City and Retail Ventures, including import administration, risk management, information technology, tax, financial services, and shared benefits administration and payroll, as well as other corporate services. Retail Ventures also maintained insurance for us and for our directors, officers and employees. Retail Ventures also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations to us by Retail Ventures of its costs related to these services. These cost allocations have been determined on a basis that we and Retail Ventures consider to be reasonable reflections of the use of services provided or the benefit received by us. These allocations totaled $24.4 million in fiscal 2003, $29.5 million in fiscal 2004, and $17.3 million in fiscal 2005.
  Retail Ventures as our Controlling Shareholder
As of May 1, 2006, Retail Ventures owns approximately 63.1% of the outstanding shares of our Common Shares, and 93.2% of the combined voting power of our outstanding Common Shares. For as long as Retail Ventures continues to control more than 50% of the combined voting power of our Common Shares, Retail Ventures will be able to direct the election of all the members of our board and exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, the acquisition or disposition of assets by our company, the incurrence of indebtedness by our company, the issuance of any additional common shares or other equity securities, and the payment of dividends with respect to our common shares. Similarly, Retail Ventures will have the power to determine matters submitted to a vote of our shareholders without the consent of our other shareholders, will have the power to prevent a change in control of our company and will have the power to take other actions that might be favorable to Retail Ventures.
Retail Ventures has advised us that its current intent is to continue to hold all the Class B Common Shares owned by it, except to the extent necessary to satisfy obligations under warrants it has granted to certain of its lenders, although it continues to evaluate financing options in light of market conditions and other factors. All the Class B Common Shares of DSW held by Retail Ventures are subject to liens in favor of SSC, Cerberus and Value City. Retail Ventures is subject to (a) contractual obligations with its lenders to retain ownership of at least 55% by value of the Common Shares of DSW for so long as the Value City loan facility remains outstanding and (b) contractual obligations with its warrantholders to retain enough DSW Common Shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Common Shares. For purposes of determining Retail Ventures’ ownership interest in DSW, DSW Common Shares transferred by Retail Ventures to the warrantholders upon exercise of their warrants will not be subtracted from Retail Ventures’ ownership.
Beneficial ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for Retail Ventures to effect a tax-free spin-off of DSW or certain other tax-free transactions. Retail Ventures has advised us that it does not intend or plan to undertake a spin-off of DSW or another tax-free transaction involving DSW.
   Agreements Between Us And Retail Ventures
This section describes the material provisions of agreements between us and Retail Ventures. The description of the agreements is not complete and, with respect to each material agreement, is qualified by reference to the terms of the agreement, each of which is filed as an exhibit to our registration statement filed in connection with our initial public offering. We entered into these agreements with Retail Ventures in the context of our relationship as a wholly-owned subsidiary of Retail Ventures. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements.
Agreements Relating to our Separation from Retail Ventures
In connection with our initial public offering, we and Retail Ventures entered into agreements governing various interim and ongoing relationships between us. These agreements include:
•	a master separation agreement;

•	a shared services agreement and other intercompany arrangements;

•	a tax separation agreement;

•	an exchange agreement; and

•	a footwear fixture agreement.
Master Separation Agreement. The master separation agreement contains key provisions relating to the separation of our business from Retail Ventures. The master separation agreement requires us to exchange information with Retail Ventures, follow certain accounting practices and resolve disputes with Retail Ventures in a particular manner. We also have agreed to maintain the confidentiality of certain information and preserve available legal privileges. The separation agreement also contains provisions relating to the allocation of the costs of our initial public offering, indemnification, non-solicitation of employees and employee benefit matters.
Under the master separation agreement, we agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.
Shared Services Agreement. Many aspects of our business, which were fully managed and controlled by us without Retail Ventures’ involvement, continue to operate as they did prior to our initial public offering. We continue to manage operations for critical functions such as merchandise buying, planning and allocation, distribution and store operations. Under the shared services agreement, which became effective as of January

30, 2005, we provide services to several subsidiaries of Retail Ventures relating to planning and allocation support, distribution services and transportation management, site research, lease negotiation, store design and construction management. Retail Ventures provides us with services relating to import administration, risk management, information technology, tax, logistics, legal services, financial services, shared benefits administration and payroll and maintain insurance for us and for our directors, officers, and employees.
The initial term of the shared services agreement expires at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. With respect to each shared service, we cannot reasonably anticipate whether the services will be shared for a period shorter or longer than the initial term.
Prior to and following the consummation of our initial public offering, DSW has had, and will continue to have, the option to use certain administrative and marketing services provided by third party vendors pursuant to contracts between those third party vendors and Retail Ventures. We pay Retail Ventures for these services as expenses for these services are incurred. These services are provided to us by virtue of our status as Retail Ventures’ affiliate and are unrelated to those delineated in the shared services agreement.
Prior to the completion of our initial public offering in July 2005, DSW and Retail Ventures used intercompany transactions in the conduct of their operations. Under this arrangement, Retail Ventures acted as a central processing location for payments for the acquisition of merchandise, payroll, outside services, capital additions and expenses by controlling the payroll and accounts payable activities for all Retail Ventures’ subsidiaries, including DSW. DSW transferred cash received from sales of merchandise to cash accounts controlled by Retail Ventures. The balance of advances to affiliates fluctuated based on DSW’s activities with Retail Ventures.
Following the consummation of our initial public offering, DSW’s intercompany activities are limited to those arrangements set forth in the shared services agreement and the other agreements described in this proxy statement. DSW no longer concentrates its cash from the sale of merchandise into Retail Ventures’ accounts but into its own DSW accounts. DSW pays for its own merchandise, expenses and capital additions from newly established disbursement accounts. Any intercompany payments are made pursuant to the terms of the shared services agreement and the other agreements described in this proxy statement.
In fiscal 2005, we paid Retail Ventures approximately $17.3 million for services rendered to us under the Shared Service Agreement. In addition, in fiscal 2005, Retail Ventures paid us approximately $8.7 million for services we rendered on behalf of Retail Ventures.
Tax Separation Agreement. Until the completion of our initial public offering in July 2005, we were historically included in Retail Ventures’ consolidated group, or the Consolidated Group, for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include Retail Ventures and/or certain of its subsidiaries, or a Combined Group, for state and local income tax purposes. We entered into a tax separation agreement with Retail Ventures that became effective upon consummation of our initial public offering. Pursuant to the tax separation agreement, we and Retail Ventures generally make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in the Consolidated Group or Combined Group filed our own consolidated, combined or unitary tax return. Retail Ventures will prepare pro forma tax returns for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax separation payments under the tax separation agreement. We have the right to review and comment on such pro forma tax returns. We are responsible for any taxes with respect to tax returns that include only us and our subsidiaries.
Retail Ventures is exclusively responsible for preparing and filing any tax return with respect to the Consolidated Group or any Combined Group. We generally are responsible for preparing and filing any tax returns that include only us and our subsidiaries. Retail Ventures has agreed to undertake to provide these services with respect to our separate tax returns. For the tax services provided to us by Retail Ventures, we pay Retail Ventures a monthly fee equal to 50% of all costs associated with the maintenance and operation of Retail Ventures’ tax department (including all overhead expenses). In addition, we reimburse Retail Ventures for 50% of any third party fees and expenses generally incurred by Retail Ventures’ tax department and 100% of any third party fees and expenses incurred by Retail Ventures’ tax department solely in connection with the performance of the tax services provided to us.

Retail Ventures is primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group; provided, however, that, except in cases involving taxes relating to a spin-off, we have the right to control decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any item for which we are solely liable under the tax separation agreement. Pursuant to the tax separation agreement, we have the right to control and contest any audit or tax proceeding that relates to any tax returns that include only us and our subsidiaries. We and Retail Ventures have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment for which we and Retail Ventures could be jointly liable, except in cases involving taxes relating to a spin-off. Disputes arising between the parties relating to matters covered by the tax separation agreement are subject to resolution through specific dispute resolution provisions.
We have been included in the Consolidated Group for periods in which Retail Ventures owned at least 80% of the total voting power and value of the our outstanding stock. Following completion of our initial public offering in July 2005, we are no longer included in the Consolidated Group. Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the tax separation agreement allocates tax liabilities between us and Retail Ventures, for any period in which we were included in the Consolidated Group or a Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of the Consolidated Group or a Combined Group.
Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of our stock to Retail Ventures shareholders, although it continues to evaluate financing options in light of market conditions and other factors. Nevertheless, we and Retail Ventures agreed to set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the tax separation agreement. If Retail Ventures were to decide to pursue a possible spin-off, we have agreed to cooperate with Retail Ventures and to take any and all actions reasonably requested by Retail Ventures in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Retail Ventures’ ability to undertake a tax-free spin-off. In addition, we generally would be responsible for any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions in our stock (including transactions over which we would have no control, such as acquisitions of our stock and the exercise of warrants, options, exchange rights, conversion rights or similar arrangements with respect to our stock) following or preceding a spin-off. We would also be responsible for a percentage (based on the relative market capitalizations of us and Retail Ventures at the time of such spin-off) of such taxes to the extent such taxes are not otherwise attributable to us or Retail Ventures. Our agreements in connection with such spin-off matters last indefinitely. In addition, present and future majority-owned affiliates of DSW or Retail Ventures will be bound by our agreements, unless Retail Ventures or we, as applicable, consent to grant a release of an affiliate (such consent cannot be unreasonably withheld, conditioned or delayed), which may limit our ability to sell or otherwise dispose of such affiliates. Additionally, a minority interest participant(s) in a future joint venture, if any, would need to evaluate the effect of the tax separation agreement on such joint venture, and such evaluation may negatively affect their decision whether to participate in such a joint venture. Furthermore, the tax separation agreement may negatively affect our ability to acquire a majority interest in a joint venture.
Exchange Agreement. In connection with our initial public offering, we entered into an exchange agreement with Retail Ventures. In the event that Retail Ventures desires to exchange all or a portion of the Class B Common Shares held by it for Class A Common Shares, we will issue to Retail Ventures an equal number of duly authorized, validly issued, fully paid and nonassessable Class A Common Shares in exchange for the Class B Common Shares of DSW held by Retail Ventures. Retail Ventures may make one or more requests for such exchange, covering all or a part of the Class B Common Shares that it holds.
Footwear Fixture Agreement. In connection with the completion of our initial public offering in July 2005, we entered into an agreement with Retail Ventures related to our patented footwear display fixtures. We agreed to sell Retail Ventures, upon its request, the fixtures covered by the patents at the cost associated with obtaining and delivering them. In addition, we have agreed to pay Retail Ventures a percentage of any net profit we may receive should we ever market and sell the fixtures to third parties.

Leases and Subleases
Office, warehouse and distribution facility. We lease our approximately 700,000 square foot corporate headquarters, warehouse and distribution facility in Columbus, Ohio from an affiliate of SSC, 4300 East Fifth Avenue LLC. The lease expires in December 2016 and has three renewal options with terms of five years each. The monthly rent is $179,533, $194,228 and $208,922 during the first, second and third five-year periods of the initial term, respectively. The rent increases to $220,416, $235,111 and $249,805 in the first, second and third renewal terms, respectively. On account of this agreement, we paid to the landlord approximately $3.1 million in fiscal 2003, $3.4 million in fiscal 2004, and $3.0 million for fiscal 2005.
DSW stores. As of January 28, 2006, we leased or subleased 15 DSW stores from affiliates of SSC. We paid SSC or its affiliates approximately $6.4 million for fiscal 2005 and approximately $6.6 million for fiscal 2004 on account of the leases and subleases. Listed below are the locations of the stores that we leased from affiliates of SSC as of January 28, 2006:

				Annual
				Minimum Rent
				as of
				January 28,
Store Location	Landlord	Expiration Date	Renewal Options	2006(1)
Glen Allen, Virginia	Jubilee — Richmond, LLC	October 2015	Three, with terms of five years each.	$429,249
Fairfax, Virginia	Jubilee Limited Partnership	November 2009	Two, with terms of 10 years each.	$525,589
Pittsburgh, Pennsylvania (Clariton Boulevard)	SSC	December 2017	Three, with terms of five, five and two years, respectively.	$341,356
Troy, Michigan	Jubilee Limited Partnership	February 2013	Two, with terms of five years each.	$512,000
Springdale, Ohio	Jubilee — Springdale, LLC	October 2016	Three, with terms of five years each.	$568,000
Denton, Texas	Jubilee Limited Partnership	February 2019	Three, with terms of five years each.	$319,790
Richmond, Virginia (Midlothian)	JLP — Richmond LLC	April 2019	Three, with terms of five years each.	$420,000
Merrillville, Indiana (2)	Jubilee Limited Partnership	December 2017	Three, with terms of five years each.	$360,000
Beavercreek, Ohio	Shoppes of Beavercreek, Ltd	September 2012	Three, with terms of five years each.	$363,585
Chesapeake, Virginia	JLP — Chesapeake, LLC	July 2011	Four, with terms of five years each.	$402,325
Columbus, Ohio (Polaris)	SSC — Polaris, LLC	October 2017	Four, with terms of five years each.	$583,800
Cary, North Carolina	JLP — Cary, LLC	February 2018	Three, with terms of five years each.	$424,782
Madison, Tennessee	JLP — Madison LLC	November 2017	Three, with terms of five years each.	$252,992
Kalamazoo, Michigan	K&S Maple Hill Mall, L.P.	October 2020	Three, with terms of five years each.	$312,996
South Bend, Indiana	KSK Scottsdale Mall, L.P.	October 2020	Three, with terms of five years each.	$338,897
Warrensville Heights, Ohio (3)	JLP – Harvard Park, LLC		Three, with terms of five years each.	$360,000

(1)	For each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance.

(2)	DSW occupies this premises under a license agreement entered into with Value City. Value City is the tenant under the lease entered into with the landlord.

(3)	This store is expected to open in fiscal 2006, at which time the expiration date will be determined.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between Retail Ventures and SSC. The agreement set forth the costs of shared services, including specified legal, advertising, import, real estate and administrative services. As of January 28, 2006, the only services we receive pursuant to this agreement pertain to real estate services and the administration of our health insurance and benefit plans. For fiscal 2003, fiscal 2004, and fiscal 2005, our allocated portion of the amount Retail Ventures paid SSC or its affiliates was

$0.2 million, $0.3 million, and $0.6 million, respectively, for such services. In connection with our initial public offering, the Corporate Services Agreement was amended and Schottenstein Management Company, or SMC, was added as a party.
We entered into a side letter agreement relating to corporate services with SSC and SMC. Under the side letter agreement, we have agreed to pay for any services provided by SSC or SMC to DSW through Retail Ventures in the event that Retail Ventures does not pay for those services.
Until July 2004, we were self-insured through our participation in a self-insurance program maintained by SSC. While we no longer participate in the program we continue to remain liable for liabilities incurred by us under the program. Under the program, SSC charged Retail Ventures amounts based, among other factors, on loss experience and its actual payroll and related costs for administering the program. For fiscal 2003, our allocated portion of the amount Retail Ventures paid SSC was approximately $0.2 million. For fiscal 2004 and fiscal 2005, our allocated portion of the amount Retail Ventures paid SSC was in an amount immaterial to the financial statements.
DSW has had, and will continue to have, the option to use corporate aircraft provided by a third party vendor pursuant to a contract between the third party vendor and SSC and a Retail Ventures affiliate. We expect to pay SSC for these services as expenses for these services are incurred. These services are made available to us by virtue of our status as an SSC affiliate.
Agreements with Filene’s Basement for Leased Shoe Departments
Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement related to combination DSW/Filene’s Basement stores. Under the new agreement, we have the exclusive right to operate leased shoe departments with 10,000 square feet or more of selling space in Filene’s Basement stores. We own the merchandise, record sales of merchandise net of returns and sales tax, and receive a per-store license fee for use of our name on the stores. We pay a percentage of net sales as rent. The employees that supervise the shoe departments are employees of us who report directly to our supervisors. Filene’s Basement provides the fixtures and sales associates. As of January 28, 2006, this agreement pertained to only three combination DSW/Filene’s Basement stores. We paid approximately $2.6 million in total fees and expenses to Filene’s Basement for fiscal 2005.
Effective as of January 30, 2005, we updated and reaffirmed our contractual arrangement with Filene’s Basement related to the smaller leased shoe departments. Under the new agreement we have the exclusive right to operate leased shoe departments with less than 10,000 square feet of selling space in Filene’s Basement stores. We own the merchandise, record sales net of returns and sales tax and provide supervisory assistance in all covered locations. We pay a percentage of net sales as rent. Filene’s Basement provides the fixtures and sales associates. We also pay certain taxes, insurance premiums and freight costs with respect to the merchandise. As of January 28, 2006, we operated leased shoe departments in 22 of these Filene’s Basement stores. We paid approximately $8.0 million in total fees and expenses to Filene’s Basement for fiscal 2005.
Agreement with Filene’s Basement for Atrium Space at our Union Square Store in Manhattan
Effective as of January 30, 2005, we entered into a shared expenses agreement with Filene’s Basement related to the shared atrium space connecting Filene’s Basement’s leased spaced at Union Square and our Union Square store leased space, and for other expenses related to our leased space, which are located in the same building in New York, New York. Under that agreement, we have agreed to share with Filene’s Basement expenses related to the use and maintenance of the atrium space and to share other expenses related to the operation and maintenance of the Filene’s Basement leased space and our leased space. Our share of these expenses totaled approximately $25,500 for fiscal 2005.
Registration Rights Agreements
Under the master separation agreement, we have agreed to effect up to one demand registration per calendar year of our Common Shares, whether Class A or Class B, held by Retail Ventures, if requested by Retail Ventures. We have also granted Retail Ventures the right to include its Common Shares of DSW in an unlimited number of other registrations of such shares initiated by us or on behalf of our other shareholders.

We have also entered into a registration rights agreement with Cerberus and SSC, under which we have agreed to register in specified circumstances the Class A Common Shares issued to them upon exercise of their warrants and each of these entities and Back Bay will be entitled to participate in the registrations initiated by the other entities. Under this agreement, each of Cerberus (together with transferees of at least 15% of its interest in registrable DSW Common Shares) and SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to five demand registrations with respect to the Class A Common Shares issued to them upon exercise of their warrants provided that no party may request more than two demand registrations, except that each of Cerberus and SSC may each request up to three demand registrations. The agreement will also grant Cerberus, SSC and Back Bay the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement). Our failure to perform our obligations under this agreement would result in an event of default under the Value City subordinated convertible loan facility, as amended.
Notes, Credit Agreements and Guarantees
Upon completion of our initial public offering in July 2005, Retail Ventures amended or terminated the existing credit facilities and other debt obligations of Value City and its other affiliates, including certain facilities under which DSW had rights and obligations as a co-borrower and co-guarantor. DSW is no longer a party to any of these agreements.
The Value City Revolving Credit Facility. Prior to completion of our initial public offering in July 2005, we were party to a Loan and Security Agreement, as amended, entered into with National City, as administrative agent, and the other parties named therein, originally entered into in June 2002. Upon the completion of our initial public offering, this revolving credit agreement was amended and restated and we were released from our obligations as a party thereto.
The Value City Term Loan Facility. Prior to completion of our initial public offering in July 2005, we were party to a Financing Agreement, as amended, among Cerberus, as agent and lender, and SSC as lender, and the other parties named as co-borrowers therein, originally entered into in June 2002. Upon the completion of our initial public offering, this term loan agreement was amended and restated and we were released from our obligations as a party thereto.
Under the terms of this term loan agreement, SSC and Cerberus each provided us, Value City and the other Retail Ventures affiliates named as co-borrowers with a separate $50 million term loan comprised of two tranches with initial three-year terms. In July 2004, the maturity dates of these loans were extended until June 11, 2006. In connection with the second tranche of these term loans, Retail Ventures issued to each of Cerberus and SSC warrants to purchase 1,477,396 common shares of Retail Ventures at a purchase price of $4.50 per share, subject to adjustment. In September 2002, Back Bay bought from each of Cerberus and SSC a $1.5 million interest in each of the tranches of their term loans for an aggregate $6.0 million interest, and Back Bay received from each of Cerberus and SSC a corresponding portion of the warrants to purchase Retail Ventures common shares originally issued in connection with the second tranche of their term loans. Effective November 23, 2005, Millennium Partners, L.P. purchased from Back Bay Capital Funding LLC term loan warrants to purchase an aggregate of 177,288 of Retail Ventures common shares, subject to adjustment. The term loans’ stated rate of interest per annum through June 11, 2004 was 14% if paid in cash and 15% if the co-borrowers elected a paid-in-kind, or PIK, option. During the first two years of the term loans, the co-borrowers could elect to pay all interest in PIK. During the final two years of the term loans, the stated rate of interest is 15.0% if paid in cash or 15.5% if by PIK, and the PIK option is limited to 50% of the interest due. For fiscal 2002 and fiscal 2003, the co-borrowers elected to pay interest in cash.
In connection with the amendment of this term loan agreement, Retail Ventures amended the outstanding warrants to provide SSC, Cerberus and Millennium the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the then current conversion price (subject to the existing anti-dilution) provisions, (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to anti-dilution provisions similar to those in the existing warrants) or (iii) acquire a combination thereof.
Assuming an exercise price per share of $19.00, SSC and Cerberus would each receive 328,915 Class A Common Shares, and Millennium would receive 41,989 Class A Common Shares, if they exercised these warrants in full exclusively for DSW Common Shares. The warrants expire in June 2012. Although Retail

Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders (it continues to evaluate financing options in light of market conditions and other factors), in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitations on exercise in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
We have entered into an exchange agreement with Retail Ventures whereby, upon the request of Retail Ventures, we will be required to exchange some or all of the Class B Common Shares of DSW held by Retail Ventures for Class A Common Shares.
The Value City Senior Subordinated Convertible Loan Facility. Prior to completion of our initial public offering in July 2005, we were a co-guarantor under the Amended and Restated Senior Subordinated Convertible Loan Agreement, entered into by Value City, as borrower, Cerberus, as agent and lender, SSC, as lender, and DSW and the other parties named as guarantors, originally entered into in June 2002. Upon the completion of our initial public offering, this convertible loan agreement was amended and restated and we are no longer a party thereto.
In connection with the amendment and restatement of this convertible loan agreement, the $75 million convertible loan was converted into a $50 million non-convertible loan. In addition, Retail Ventures agreed to issue to SSC and Cerberus convertible warrants which will be exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the amended and restated loan agreement. Under the convertible warrants, SSC and Cerberus will have the right, from time to time, in whole or in part, to (i) acquire Retail Ventures common shares at the conversion price referred to in the convertible loan (subject to existing antidilution provisions), (ii) acquire from Retail Ventures Class A Common Shares of DSW at an exercise price of $19.00 per share (subject to antidilution provisions similar to those in the existing warrants) or (iii) acquire a combination thereof. Although Retail Ventures has informed us that it does not currently intend or plan to undertake a spin-off of Common Shares to Retail Ventures’ shareholders (it continues to evaluate financing options in light of market conditions and other factors), in the event that Retail Ventures effects a spin-off of its DSW Common Shares to its shareholders in the future, the holders of outstanding unexercised warrants will receive the same number of DSW Common Shares that they would have received had they exercised their warrants in full for Retail Ventures common shares immediately prior to the record date of the spin-off, without regard to any limitation on exercise contained in the warrants. Following the completion of any such spin-off, the warrants will be exercisable solely for Retail Ventures common shares.
As of May 1, 2006, assuming an exercise price per share of $19.00, SSC and Cerberus would receive 1,973,684 and 789,474 Class A Common Shares, respectively, without giving effect to anti-dilution adjustments, if any, if they exercised these warrants exclusively for DSW Common Shares.
Value City Intercompany Note. The capital stock of DSW held by Retail Ventures secures a $240 million Value City intercompany note made payable by Retail Ventures to Value City, which was executed and delivered on January 1, 2005 in connection with the transfer of all the capital stock of DSW and Filene’s Basement by Value City to Retail Ventures on that date. The lien granted to Value City on the DSW capital stock held by Retail Ventures will be released upon written notice that warrants held by Cerberus, SSC and Millennium are to be exercised in exchange for DSW capital stock held by Retail Ventures and to be delivered by Retail Ventures upon the exercise of such warrants. The lien will also be released upon repayment of the note in full.
The $165.0 Million Intercompany Note. In March 2005, we incurred intercompany indebtedness to fund a $165.0 million dividend to Retail Ventures. We repaid this note in full in July 2005.
The $25.0 Million Intercompany Note. In May 2005, we incurred intercompany indebtedness to fund a $25.0 million dividend to Retail Ventures. We repaid this note in full in July 2005.
Cross-Corporate Guarantees. We previously entered into cross-corporate guarantees with various financing institutions pursuant to which we, Retail Ventures, Filene’s Basement and Value City, jointly and severally, guaranteed payment obligations owed to these entities under factoring arrangements they have entered into with vendors who may provide merchandise to some or all of Retail Ventures’ subsidiaries. In July 2005, we terminated these cross-corporate guarantees and no amounts remain guaranteed by us.

Union Square Store Guaranty by Retail Ventures. In January 2004, we entered into a lease agreement with 40 East 14 Realty Associates, L.L.C., an unrelated third party, for our Union Square store in Manhattan, New York. In connection with the lease, Retail Ventures has agreed to guarantee payment of our rent and other expenses and charges and the performance of our other obligations.
Intercompany Accounts. Prior to the completion of our initial public offering in July 2005, DSW and Retail Ventures used intercompany transactions in the conduct of their operations. Under this arrangement, Retail Ventures acted as a central processing location for payments for the acquisition of merchandise, payroll, outside services, capital additions and expenses by controlling the payroll and accounts payable activities for all Retail Ventures’ subsidiaries, including DSW. DSW transferred cash received from sales of merchandise to cash accounts controlled by Retail Ventures. The concentration of cash and the offsetting payments for merchandise, expenses, capital assets and accruals for future payments were accumulated on our balance sheet in advances to affiliates. The balance of advances to affiliates fluctuated based on DSW’s activities with Retail Ventures.
Following completion of our initial public offering, DSW’s intercompany activities are limited to those arrangements set forth in the shared services agreement and the other agreements between DSW and Retail Ventures. DSW no longer concentrates its cash from the sale of merchandise into Retail Ventures’ accounts but into its own DSW accounts. DSW pays for its own merchandise, expenses and capital additions from newly established disbursement accounts. Any intercompany payments are made pursuant to the terms of the shared services agreement and other agreements between DSW and Retail Ventures.
Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
Retail Ventures remains a substantial shareholder of DSW and SSC remains a substantial shareholder of Retail Ventures. Retail Ventures and SSC are engaged in the same or similar activities or lines of business as we are and have interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts/ Competition. Retail Ventures and SSC have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that Retail Ventures, SSC or any director or officer of either of them who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for Retail Ventures or SSC, our amended articles of incorporation provide:
•	If Retail Ventures or SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

•	If one of our directors or officers who is also a director or officer of Retail Ventures or SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if Retail Ventures or SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:
°	If the corporate opportunity is offered to one of our officers who is also a director but not an officer of Retail Ventures or SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of Retail Ventures or SSC, in which case it belongs to Retail Ventures or SSC, as the case may be.

°	If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of Retail Ventures or SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

°	If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of Retail Ventures or SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with Retail Ventures, SSC, our directors, directors of Retail Ventures or SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:
•	the relationship or interest is disclosed or is known to the board of directors or the committee approving the contract or transaction, and the board of directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•	the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the board of directors, a committee of the board of directors, or the shareholders.
Loans to Management
In June 2001, we loaned Edwin J. Kozlowski, who was then serving as our Senior Vice President and Chief Financial Officer, $412,758.00. In May 2003, Mr. Kozlowski repaid the balance of the loan. Interest had accrued at the prime rate set from time to time by National City Bank, Columbus, Ohio.
Mr. Kozlowski entered into an employment agreement with Retail Ventures, effective May 1, 2001, to serve as its Executive Vice President and Chief Operating Officer for a term ending April 30, 2004. Under the terms of the agreement, in July 2001, Retail Ventures loaned Mr. Kozlowski $80,000 to cover expenses related to personal benefits. This loan was being forgiven at the rate of 10% for each 12 consecutive month period Mr. Kozlowski remained employed after the date the loan was made. The largest amount of the loan outstanding in fiscal 2004 was $68,329. On November 3, 2004, the board of directors voted to terminate Mr. Kozlowski’s employment. In April 2005, Mr. Kozlowski repaid the loan in full.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accountants to audit our consolidated financial statements for fiscal 2005. Services provided by Deloitte & Touche LLP for each of fiscal 2005 and fiscal 2004 and the related fees are described under the caption “Audit and Other Service Fees” beginning on page 12 of this proxy statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor. As of the date of this proxy statement, the Audit Committee has not yet completed its assessment regarding the selection of our independent auditors for fiscal 2006. Our Audit Committee, in selecting its independent auditors for fiscal 2006, will adhere to the applicable laws, regulations and rules concerning auditor independence established by the Securities and Exchange Commission, the New York Stock Exchange, and the Sarbanes-Oxley Act of 2002.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2007, a shareholder proposal pursuant to Securities and Exchange Commission Rule 14a-8 must be received by DSW no later than January 15, 2007. Written requests for inclusion should be addressed to: Corporate Secretary, 4150 East Fifth Avenue, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
With respect to any shareholder proposal not submitted pursuant to Securities and Exchange Commission Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2007, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) we are notified of such proposal not later than April 1, 2007, and (ii) the proponent complies with the other requirements set forth in Securities and Exchange Commission Rule 14a-4.
Shareholder Communications to the Board of Directors
Shareholders may communicate with the Board of Directors (including the non-management directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 4150 East Fifth Avenue, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A COPY OF THE FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 4150 EAST FIFTH AVENUE, COLUMBUS, OHIO 43219.
Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.
By Order of the Board of Directors,
/s/ William L. Jordan
William L. Jordan
Secretary

Annex A
DSW INC.
AUDIT COMMITTEE CHARTER
As Adopted by Resolution of the Board of Directors
June 29, 2005
     This Charter governs the operations of the Audit Committee (the “Audit Committee”) of the Board of Directors of DSW Inc. (the “Company”). The Audit Committee shall review and reassess the adequacy of this Charter no less frequently than annually and obtain the approval of the Board for any amendments to this Charter. This Charter and any amendments hereto shall be publicly disclosed at the times and in the manner required by the applicable rules or criteria established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (the “Commission”) and, in any event, shall be posted on the Company’s website.
I. Audit Committee Purpose
     The purpose of the Audit Committee of the Board of Directors of the Company is to assist the Board of Directors in fulfilling its oversight responsibilities of:
•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditor.
The Audit Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement. The Audit Committee shall also review and approve all related party transactions in excess of certain guidelines approved by the Audit Committee.
II. Audit Committee Composition and Meetings
     Audit Committee Composition. The Audit Committee shall serve at the pleasure of the Board. The Audit Committee shall be comprised of three or more directors of the Board, each of whom shall be recommended annually by the Nominating and Corporate Governance Committee and appointed by the Board. Audit Committee members shall meet the independence, experience and other requirements of the NYSE as well as in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall satisfy any other standards of independence as may be prescribed by then applicable laws, rules and regulations. The Company shall disclose Board determinations in respect of the independence in the Company’s proxy statement for the Company’s annual meeting.
     All members of the Audit Committee shall be financially literate, as determined by the Board, or shall become financially literate within a reasonable period of time after appointment to the Audit Committee. At least one member of the Audit Committee shall be an “audit committee financial expert” and shall have accounting or related financial management expertise, each as defined in the applicable rules or criteria established by the Commission and NYSE, as determined by the Board.
     If an Audit Committee member serves on the audit committee of more than two other public companies, such member shall promptly notify the other members of the Audit Committee and the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall determine, whether such simultaneous service would impair the ability of such member to effectively serve on the Audit Committee.
     The Board, upon recommendation of the Nominating and Corporate Governance Committee, may fill any vacancies in the Audit Committee and may remove an Audit Committee member from membership on the Audit Committee at any time, with or without cause.
     Meetings. The Audit Committee shall be chaired by one of its members nominated by the Nominating and Corporate Governance Committee and appointed by the Board. If the Board does not appoint a Chair of the Audit

Committee, the Audit Committee may designate a Chair by majority vote of the full Audit Committee.
     The Audit Committee shall meet at least quarterly, or convene more frequently as circumstances dictate. The Audit Committee shall meet periodically with management, the internal auditors, and the independent auditor in separate executive sessions. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee may request any officer or employee of the Company, its outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any member of, or consultants to, the Audit Committee.
     A majority of the whole Audit Committee shall constitute a quorum for the transaction of any business by the Audit Committee at a meeting. Unless otherwise required by this Charter or the Company’s Code of Regulations, action may be taken by a majority of the members of the Audit Committee at a meeting.
III. Audit Committee Authority, Responsibilities and Duties
     The primary responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes on behalf of the Board and report the results of its activities to the Board. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and its subsidiaries.
     The Audit Committee shall be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting. The Audit Committee shall have the sole responsibility to retain and replace the independent auditor. The independent auditor shall not be permitted to render any services to the Company or its subsidiaries unless the terms of, and the fees to be paid for, such services, whether audit services or permitted non-audit services, have been approved by the Audit Committee. The independent auditor shall report directly to the Audit Committee.
     The Audit Committee shall establish guidelines for and have the sole responsibility to review and approve all related party transactions in excess of such guidelines approved by the Audit Committee.
     The Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the Audit Committee, when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.
     The Audit Committee is authorized by the Board to investigate any matter within its terms of reference. The Audit Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its duties, to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee is authorized to seek information from any of the Company’s directors, officers or employees, and from any outside advisors of the Company, for the purpose of fulfilling its duties and the Board shall, if so requested, direct such persons to cooperate with the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee in its capacity as a committee of the Board, for payment of compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; payment of compensation to any other advisors employed by the Audit Committee; and payment of ordinary administrative expenses of the Audit Committee that the Audit Committee determines are necessary or appropriate in carrying out its duties.
     The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall have the Charter published at least every three years in accordance with the Commission’s regulations. The Audit Committee shall annually review the Audit Committee’s own performance.
     Consistent with the duties and obligations above, the Audit Committee, shall also perform the following functions:

Financial Statement and Disclosure Matters
1.	Review and discuss the Company’s annual audited financial statements with management and the independent auditor, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.
2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.
3.	Discuss and review major issues regarding accounting and financial statement presentation, including:
(a)	any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and

(b)	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements
4.	Review and discuss reports from the independent auditor submitted to the Audit Committee under Section 10A(k) of the Exchange Act, which reports shall include:
(a)	all critical accounting policies and practices to be used;

(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the issuer, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and

(c)	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.
6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.
7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and guidelines. The Audit Committee is not required to be the sole body responsible for risk assessment and management, but it must discuss guidelines and policies to govern the process by which risk assessment and management is undertaken.
8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.
9.	Review disclosures made by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of the internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor
10.	Obtain and review a report from the independent auditor, at least annually, describing:
(a)	the independent auditor’s internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

(c)	all relationships between the independent auditor and the Company.
After review, the Audit Committee shall evaluate the qualifications, performance, and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. This evaluation shall include the review and evaluation of the lead or coordinating partner of the independent auditor, and should ensure the rotation of such lead or coordinating partner of the independent auditor as required by law. The Audit Committee should further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. The Audit Committee shall present its conclusions with respect to the independence, qualifications and performance of the independent auditor to the Board.
11.	Ensure that the independent auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships with, and professional services provided to, the Company, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented. The Audit Committee shall also be responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent auditor and recommending that the full Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.
12.	Establish policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
13.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.
14.	Review with the independent auditor any audit problems or difficulties, and management’s response, including without limitation, whether there were any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management.
15.	Pre-approve (a) all audit services, which may entail providing comfort letters in connection with securities underwritings and (b) non-audit services, which means any professional services provided to the Company and its subsidiaries by the independent auditor other than those provided to the Company and its subsidiaries in connection with an audit or review of the Company’s financial statements. In no event shall the independent auditor perform any non-audit services for the Company or any of its subsidiaries which are prohibited by applicable law or the rules or regulations implemented by the Commission or the Public Company Accounting Oversight Board.
16.	Satisfy its pre-approval duties under Paragraph 15 by delegating pre-approval authority to one or more members of the Audit Committee. A pre-approval granted pursuant to the preceding sentence shall be reported to the Audit Committee at the next Audit Committee meeting following such pre-approval; provided, however, that the pre-approval requirements of Paragraph 15 are waived with respect to the provisions of services by the independent auditor, other than audit, review or attest services, if:
(a)	the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the services are provided;

(b)	such services were not recognized by the Company at the time of engagement to be non-audit services; and

(c)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or the member(s) of the Audit Committee to whom pre-approval authority has been delegated above.
17.	May establish pre-approval policies and procedures, in compliance with the rules and criteria established by the Commission. Such pre-approval policies and procedures must be detailed as to the particular services to be provided, ensure that the Audit Committee knows precisely what services it is being asked to pre-approve and not include any delegation to management of the Audit Committee’s responsibilities under applicable laws, rules and regulations to pre-approve all services provided by the independent auditor.
18.	Be responsible for overseeing compliance by the Company and the independent auditor with the requirements imposed by the Public Company Accounting Oversight Board. The Audit Committee shall obtain assurances from the independent auditor that the independent auditor has complied with Section 10A of the Securities Exchange Act of 1934, as amended and the rules promulgated by the SEC thereunder, the rules and policies of the Public Company Accounting Oversight Board and all other applicable laws, rules and regulations.
Oversight of Internal Controls
19.	Review on at least an annual basis the adequacy of the Company’s internal controls, steps adopted in light of material control deficiencies, material weaknesses and significant internal control recommendations identified through the internal or external audit process and ensure that appropriate corrective actions are instituted. The Audit Committee shall discuss with the independent auditor, the personnel responsible for the internal audit function, management, and such other financial and accounting personnel of the Company as the Audit Committee deems appropriate, their respective assessments of the adequacy and effectiveness of the Company’s internal control over financial reporting and related accounting and financial controls.
20.	Review and discuss with management and the independent auditor the assessment and the effectiveness of internal control over financial reporting and report on internal control over financial reporting made by management and the attestation report related to such assessment by the independent auditor, in each case as required by applicable laws, rules and regulations.
21.	Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
Oversight of the Company’s Internal Audit Function
22.	Review the appointment and replacement of the senior internal auditing executive or the entity performing the internal audit function.
23.	Review the significant reports to management prepared by the internal auditing department (or the entity performing the internal audit function) and management’s responses.
24.	Discuss with the independent auditor and management (a) the internal audit department (or the entity performing the internal audit function) responsibilities, annual plan, budget and staffing and (b) any recommended changes in the planned scope of the internal audit.
Compliance Oversight Responsibilities
25.	Meet separately, periodically, with management, with the internal auditors (or other personnel responsible for the internal audit function) and with the independent auditor.

26.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

27.	Review reports and disclosures of related party transactions.

28.	In connection with accounting, internal accounting controls or auditing matters, advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the provisions of the Company’s Code of Business Conduct.

29.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

30.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

31.	On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.
     Other Audit Committee Responsibilities
32.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

33.	Review, no less frequently than quarterly, with the Chief Executive Officer and the Chief Financial Officer, the Company’s disclosure controls and procedures and management’s conclusions about the adequacy and effectiveness of such disclosure controls and procedures.

34.	Perform any other activities consistent with this Charter, the Company’s code of regulations, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

35.	Grant waivers of provisions of the Company’s Code of Business Conduct relating to accounting, internal accounting controls or auditing matters.

36.	Conduct an annual self assessment of Audit Committee performance.
IV. Limitation of Audit Committee’s Role
     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

DSW INC.
4150 East Fifth Avenue, Columbus, Ohio 43219

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JUNE 14, 2006
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of DSW Inc. (the “Company”) hereby appoints Peter Z. Horvath, Douglas J. Probst and William L. Jordan, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Pierre Hotel, 2 East 61st Street, New York, New York, on Wednesday, June 14, 2006, at 11:00 a.m. Eastern Daylight Savings Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the following purposes:
1. Election of the following Class I Directors:

Carolee Friedlander
Harvey Sonnenberg
Allan J. Tanenbaum
Heywood Wilansky

[ ] FOR ALL NOMINEES	[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[ ] FOR ALL NOMINEES EXCEPT (See instructions below)
(Instruction: To withhold authority for one or more specific nominees, write such nominee(s)
name here:                                                                                                                                             .)
2. To transact any other business which may properly come before the annual meeting or any adjournment thereof.
THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED  FOR PROPOSAL 1.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated May 15, 2006, and the proxy statement of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.
     PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Dated: , 2006

Signature

Signature

Signature(s) shall agree with the name(s) printed on this Proxy. If shares are registered in two names, both shareholders should sign this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the shareholder is a corporation, please sign in full corporate name by an authorized officer. If the shareholder is a partnership or other entity, please sign that entity’s name by authorized person. (Please note any change of address on this Proxy.)